SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Intuit Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The Intuit Inc. Annual Meeting of Stockholders will be held at our offices at 2550 Garcia Avenue, Mountain View, California 94043, at 8:00 a.m. P.S.T. on Thursday, October 30, 2003. Only stockholders of record at the close of business on September 2, 2003 will be entitled to vote. At the Meeting we’ll ask stockholders to act on the following matters:

1.	Elect eight directors to serve until the next Annual Meeting of Stockholders. We intend to nominate the following incumbent directors for reelection:

Stephen M. Bennett	L. John Doerr
Christopher W. Brody	Donna L. Dubinsky
William V. Campbell	Michael R. Hallman
Scott D. Cook	Stratton D. Sclavos

2.	Approve the amendment of the Intuit Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under the plan by 500,000 shares (from 4,900,000 shares to 5,400,000 shares).

3.	Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2004.

4.	Transact any other business that is properly presented at the Meeting or any adjournment or postponement of the Meeting.

We’ve described each of these matters in more detail in the enclosed Proxy Statement that accompanies this Notice. We’ve also enclosed a copy of our Annual Report for our fiscal year ended July 31, 2003. Please use this opportunity to take part in Intuit’s affairs by voting your shares.

By Order of the Board of Directors,

Nicholas J. Spaeth

Senior Vice President, General Counsel
and Corporate Secretary
October 3, 2003

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES EITHER
VIA THE INTERNET, BY PHONE, OR COMPLETE AND RETURN THE ENCLOSED PROXY CARD.

PROXY STATEMENT
PROPOSAL 1--ELECTION OF DIRECTORS
PROPOSAL 2--AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO ADD 500,000 AUTHORIZED SHARES
PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS
EQUITY COMPENSATION PLAN INFORMATION
EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS
COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
AUDIT COMMITTEE REPORT
COMPANY STOCK PRICE PERFORMANCE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX 1

INTUIT INC.

P.O. Box 7850
Mountain View, CA 94039-7850

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

October 3, 2003

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Intuit’s Board of Directors is asking for your proxy for use at the Intuit Inc. Annual Meeting of Stockholders and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We’re holding the Meeting on Thursday, October 30, 2003 at 8:00 a.m. P.S.T. at our offices at 2550 Garcia Avenue, Mountain View, California 94043. We are initially mailing this proxy statement and proxy to Intuit stockholders around October 3, 2003.

Record Date, Outstanding Shares and Quorum

Only holders of record of Intuit Common Stock at the close of business on September 2, 2003 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 198,861,950 shares of Common Stock outstanding and entitled to vote, with approximately 1,100 stockholders of record and approximately 123,700 beneficial owners. We need a quorum to take action at the Meeting. We’ll have a quorum at the Meeting if a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of Intuit Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (called “broker non-votes”) will also be counted as present in determining whether we have a quorum.

If by the date of the Meeting we don’t receive sufficient votes to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share they held on the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of Common Stock present (either in person or by proxy) at the Meeting. This means that the eight nominees with the most votes will be elected. Proposals 2 and 3 must be approved by a majority of the shares of Common Stock voting for or against the proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on the outcome of the proposals. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

Intuit’s executive officers have an interest in approval of Proposal 2 because they, along with all other individuals eligible to participate in the 1996 Employee Stock Purchase Plan, will be able to purchase the additional shares of Intuit stock available for purchase under the favorable terms provided by that plan.

Voting and Revoking Proxies

Intuit’s Board of Directors is soliciting the proxy included with this proxy statement for use at the Meeting. All stockholders have three options for submitting their vote prior to the Meeting: (1) via the Internet at www.proxyvote.com, (2) by phone (please see your proxy card for instructions), and (3) by mail, using the paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately, and you do not need to return a proxy card by mail. If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted— whether via the Internet or by phone or by mail— will be superseded by the vote that you cast at the Meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it before the Meeting, your shares will be voted at the Meeting in the manner set forth in this proxy statement or as otherwise specified by you. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet, or by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. All stockholders may revoke a proxy by submitting a later-dated vote, in person at the Meeting. (Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.) If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the entity holding your shares. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Nicholas J. Spaeth, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850.

Soliciting Proxies

Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We’ll pay Innisfree a fee of $6,500 plus their expenses (which we estimate will be approximately $5,000). After the proxies are initially distributed, we’ll ask brokers, custodians, nominees and other record holders to forward copies of the proxy statement, proxy card and other materials to people for whom they hold shares of Common Stock, and to request that the beneficial holders give them authority to complete and sign the proxies. We’ll reimburse record holders for reasonable expenses they incur in forwarding proxy materials to beneficial holders.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members, who stockholders elect to serve one-year terms. We’re not aware that any nominee is unable or unwilling to serve. However, if any nominee is unable or for good cause unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee.

Nominees

The following table shows Intuit’s nominees for election, all of whom currently serve as members of Intuit’s Board of Directors. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders and until a qualified successor is elected, unless the nominee resigns or is removed from the Board before then.

			Director
Name of Director	Age	Principal Occupation	Since

Stephen M. Bennett	49	President and Chief Executive Officer, Intuit	2000
Christopher W. Brody(1)(2)	58	Chairman, Vantage Partners LLC	1993
William V. Campbell(3)	63	Chairman of the Board, Intuit	1994
Scott D. Cook(3)	51	Chairman of the Executive Committee, Intuit	1984

			Director
Name of Director	Age	Principal Occupation	Since

L. John Doerr(4)	52	General Partner, Kleiner Perkins Caufield & Byers	1990
Donna L. Dubinsky(1)	48	President and Chief Executive Officer, Handspring, Inc.	1999
Michael R. Hallman(1)(2)	58	President, The Hallman Group	1993
Stratton D. Sclavos(4)	42	President and Chief Executive Officer, VeriSign, Inc.	2001

(1)	Member of the Audit Committee

(2)	Member of the Compensation and Organizational Development Committee

(3)	Member of the Executive Committee

(4)	Member of the Nominating and Governance Committee

The Board of Directors recommends a vote FOR the election

of each of the nominated directors.

Mr. Bennett has been President and Chief Executive Officer and a member of Intuit’s Board of Directors since January 2000. Prior to joining Intuit, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the board of directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999 he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. He holds a Bachelor of Arts in Finance and Real Estate from the University of Wisconsin.

Mr. Brody has been an Intuit director since December 1993. Mr. Brody has been Chairman of Vantage Partners LLC, a private investment firm, since January 1999. From 1971 through 1998, Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Mr. Brody also serves as a director of Moore Medical Corp. (a medical supplies and products company) and several privately held companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Masters in Business Administration from Harvard Business School.

Mr. Campbell has been an Intuit director since May 1994. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 until January 2000. He also served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the boards of directors of Apple Computer, Inc. and Opsware, Inc. (a provider of Internet infrastructure services). Mr. Campbell holds both a Bachelor of Arts in Economics and a Masters from Columbia University, where he has been appointed to the Board of Trustees.

Mr. Cook, a founder of Intuit, has been an Intuit director since March 1984 and has been Chairman of the Executive Committee of the Board since August 1998. He served as Intuit’s Chairman of the Board from February 1993 through July 1998. From April 1984 to April 1994, he served as Intuit’s President and Chief Executive Officer. Mr. Cook also serves on the boards of directors of eBay Inc. and The Procter & Gamble Company and is on the board of visitors of the Harvard Business School Foundation. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Masters in Business Administration from Harvard Business School.

Mr. Doerr has been an Intuit director since August 1990. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Amazon.com, Inc., drugstore.com, inc., Handspring, Inc. (a maker of handheld personal communicators that has agreed to merge with Palm Computing, Inc., on whose Board Mr. Doerr is expected to serve following the merger), Homestore.com, Inc. (a web-based home-related information company), Sun Microsystems, Inc. (a computer and software company) and several privately held companies. Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science from Rice University and a Masters in Business Administration from Harvard Business School.

Ms. Dubinsky has been an Intuit director since February 1999. She has been President, Chief Executive Officer and a director of Handspring, Inc. since July 1998 when she co-founded the company. From June 1992 to July 1998, Ms. Dubinsky was President and Chief Executive Officer of Palm Computing, Inc. In June 2003 Handspring announced a merger with Palm Computing, expected to become final in October 2003, at which time Handspring will be merged into Palm Computing. At the time of the merger, it is expected that Ms. Dubinsky will become a director of Palm Computing and will no longer be an officer or a director of Handspring. Ms. Dubinsky also serves on the boards of two non-profit corporations. Ms. Dubinsky holds a Bachelor of Arts in History from Yale University and a Masters in Business Administration from Harvard Business School.

Mr. Hallman has been an Intuit director since December 1993. Mr. Hallman has been President of The Hallman Group, a management consulting firm, since October 1992. Mr. Hallman was President and Chief Operating Officer of Microsoft Corporation from March 1990 through April 1992. Mr. Hallman is also a director of InFocus Corporation (a maker of computer-operated projection products), Network Appliance, Inc. (a maker of network data storage products), Watchguard Technologies, Inc. (an internet security solutions company) and Digital Insight Corporation (an application service provider for financial institutions). Mr. Hallman holds both a Bachelors and a Masters in Business Administration from the University of Michigan.

Mr. Sclavos has been an Intuit director since August 2001. He has been President, Chief Executive Officer and a director of VeriSign, Inc. (an infrastructure service provider facilitating digital commerce and communications), since July 1995. Mr. Sclavos is also a director of Juniper Networks, Inc. (an internet infrastructure systems provider), Keynote Systems, Inc. (an internet performance services provider), and a privately held company. Mr. Sclavos holds a Bachelor of Science in Electrical and Computer Engineering from the University of California, Davis.

General Corporate Governance Matters

Board Governance

During fiscal 2003 Intuit’s Board of Directors met five times. Each director attended at least 75% of the aggregate of these Board meetings and of the meetings of the committees on which he or she served. The key practices and procedures of our Board of Directors are outlined in the Corporate Governance Principles adopted by the Board.

Board Committee Governance

Our Board of Directors currently has four committees— an Audit Committee, a Compensation and Organizational Development Committee, an Executive Committee and a Nominating and Governance Committee.

The Audit Committee currently consists of Mr. Brody, Ms. Dubinsky and Mr. Hallman, each of whom is independent under current listing standards of The Nasdaq Stock Market. In addition, the Board of Directors has reviewed the qualifications and experience of each of these Audit Committee members, including their experience in supervising the preparation of, and/or their experience in evaluating, audited financial statements, and has determined that each of them qualifies as an “audit committee financial expert” within the meaning of the current rules of the Securities and Exchange Commission. Nonetheless, Intuit is seeking to identify one or more candidates to serve on the Audit Committee who have had direct experience in the preparation or auditing of audited financial statements. Each of the current Audit Committee members served throughout fiscal 2003. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to Intuit’s financial accounting, reporting and controls. The Audit Committee meets at least eight times each year. It discusses general financial and accounting-related matters at its regular quarterly meetings that coincide with full Board meetings, and it discusses our quarterly financial performance and associated earnings announcements at regular quarterly operating results meetings. The Audit Committee met twelve times during fiscal 2003. For more information about our Audit Committee, see the “Audit Committee Report” at page 25 and the Audit Committee Charter attached as Appendix 1.

The Compensation and Organizational Development Committee currently consists of two individuals each of whom are (1) independent directors as defined under current listing standards of The Nasdaq Stock Market, (2) “outside directors” as defined in Section 162(m) of the Internal Revenue Code, and (3) “non-employee directors” as defined under the Securities Exchange Act. The Committee determines compensation for all of Intuit’s senior officers. The Committee also provides guidance to management on general compensation and administers our employee stock compensation plans. In fiscal 2003 the Committee expanded its charter to include organizational development activities. Accordingly, the Committee provides guidance to management on organizational development activities to build an organization that will facilitate and support Intuit’s growth. Mr. Brody and Mr. Hallman are the current Committee members and served throughout fiscal 2003. The Committee holds regular quarterly meetings that coincide with full Board meetings and also has frequent informal meetings and discussions with management throughout the year. The Committee formally met seven times during fiscal 2003. For more information, see the “Compensation and Organizational Development Committee Report” at page 21.

The Executive Committee serves as an administrative committee of the Board that is available to facilitate the approval of certain corporate actions that do not require consideration by the full Board. Mr. Campbell and Mr. Cook are currently the members of the Executive Committee. The Executive Committee did not meet during fiscal 2003.

The Nominating and Governance Committee currently consists solely of independent directors as defined under current listing standards of The Nasdaq Stock Market. The Committee identifies and evaluates potential new Board members and provides information about potential nominees for the full Board to consider. In addition, beginning in October 2002 when we expanded the Committee’s charter, the Committee also oversees corporate governance matters, which were historically handled by the full Board. Mr. Doerr and Mr. Sclavos are the current Committee members, replacing Mr. Brody and Mr. Hallman who served during fiscal 2003 until October 2002. The Committee met three times during fiscal 2003. The Committee is not presently considering nominee recommendations from stockholders.

Director Compensation

Overview

Our three directors who are company employees receive no additional or special compensation for serving as directors. Our non-employee directors receive a combination of equity and cash compensation for serving on our Board. The Board adopted our 1996 Directors Stock Option Plan (the “Directors Plan”) on October 7, 1996, and from its adoption until December 2002, it was our only form of non-employee director compensation. Beginning with the second quarter of fiscal 2003, we pay each non-employee Board member an annual retainer of $30,000. In addition, each non-employee director who serves on a Board committee receives an annual retainer fee as follows: $15,000 for Audit Committee members, $15,000 for Compensation and Organizational Development Committee members, and $10,000 for Nominating and Governance Committee members. We pay these retainer fees quarterly. We also reimburse non-employee directors for their out-of-pocket expenses.

We grant options to non-employee directors under the Directors Plan according to a non-discretionary formula. The formula provides for a 45,000-share grant when an eligible director joins the Board (an “initial grant”). In December 2002, we reduced the annual grant for continued service as a Board member (an “annual grant”) from 22,500 to 15,000 shares when we added a cash component to our Board compensation program. The annual grants are made on each anniversary of a Board member’s Initial Grant if he or she continues to serve on the Board. Members of the Audit Committee and the Compensation and Organizational Development Committee receive a 5,000-share grant when he or she joins the committee and thereafter annually on the anniversary of the original grant date (a “committee grant”). Beginning in December 2002, we also added 5,000-share committee grants for members of our Nominating and Governance Committee in connection with the increased scope of that committee.

Initial grants vest over four years, at the rate of 25% on the first anniversary of the grant date and 2.0833% monthly after that until fully vested on the fourth anniversary of the grant date, provided the recipient remains a director of Intuit. Annual grants vest two years from the grant date, with 50% of the option shares vesting on the first anniversary of the grant date and the remaining 50% vesting pro rata over the next twelve months, so that the stock option is fully vested on the second anniversary of the grant date. Committee grants vest pro rata over twelve months and are fully vested on the first anniversary of the grant date. The exercise price for each option is the fair market value of Intuit’s Common Stock on the grant date.

Fiscal 2003 Director Compensation

In fiscal 2003, each non-employee director automatically received an annual grant under the Directors Plan and one or more committee grants. Mr. Sclavos received an annual stock option grant in August 2002 and a committee grant in December 2002, Messrs. Brody and Hallman each received annual stock option grants in November 2002 and two committee grants in January 2003, Mr. Doerr received an annual stock option grant in November 2002 and a committee grant in December 2002, and Ms. Dubinsky received an annual stock option grant in February 2003 (following stockholder approval in December 2002 of the amendment of the Director Plan to reduce the annual option grants to 15,000 shares) and a committee grant in January 2003.

The following table lists the fiscal 2003 compensation for each non-employee member of our Board of Directors:

Non-Employee Director Fiscal Year 2003 Compensation

Compensation and
			Organizational	Nominating and	Total Fiscal
			Development	Governance	Year 2003
Director Name	Board	Audit Committee	Committee	Committee	Compensation

Christopher Brody	$22,500 22,500 options @ $53.71 per share	$11,250 5,000 options @ $48.29 per share	$11,250 5,000 options @ $48.29 per share		$45,000 32,500 options

L. John Doerr	$22,500 22,500 options @ $53.71 per share			$7,500 5,000 options @ $48.24 per share	$30,000 27,500 options

Donna Dubinsky	$22,500 15,000 options @ $45.68 per share	$11,250 5,000 options @ $48.29 per share			$33,750 20,000 options

Michael Hallman	$22,500 22,500 options @ $53.71 per share	$11,250 5,000 options @ $48.29 per share	$11,250 5,000 options @ $48.29 per share		$45,000 32,500 options

Stratton Sclavos	$22,500 22,500 options @ $41.40 per share			$7,500 5,000 options @ $48.24 per share	$30,000 27,500 options

Each non-employee director will receive a 15,000-share annual grant during fiscal 2004 and a committee grant of 5,000 shares for each committee on which he or she serves. In August 2003, Mr. Sclavos received a 15,000-share annual stock option grant for fiscal 2004 at an exercise price of $42.86 per share.

Compensation Committee Interlocks and Insider Participation

Mr. Brody and Mr. Hallman served as members of our Compensation and Organizational Development Committee during fiscal 2003. No executive officer of the Company during fiscal 2003 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation and Organizational Development Committee.

PROPOSAL 2—AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE

PLAN TO ADD 500,000 AUTHORIZED SHARES

We’re asking stockholders to approve the amendment of the Intuit Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock that are authorized and reserved for issuance under the Purchase Plan by 500,000 shares (from 4,900,000 shares to 5,400,000 shares).

We adopted the Purchase Plan so we could offer employees of Intuit and eligible subsidiaries a convenient way to purchase shares of Intuit stock at a discounted price and to provide an incentive for continued employment. The Purchase Plan is an important part of Intuit’s total rewards program. Competitive benefit programs are a critical component of our efforts to attract and retain qualified employees. We’re increasing the number of shares authorized and reserved for issuance under the Purchase Plan to enable us to continue providing this benefit to new and current employees.

The Purchase Plan is described below.

The Board of Directors recommends a vote FOR approval of the proposed amendment of the 1996 Employee Stock Purchase Plan

Purchase Plan Background

The Purchase Plan was adopted on October 7, 1996 and has a ten-year term. The Compensation and Organizational Development Committee of the Board of Directors administers the Purchase Plan and is responsible for interpreting its provisions. The Purchase Plan has been amended annually since its adoption to increase the number of shares available for issuance, and it has also been amended from time to time to change other terms. In July 2003, the Board of Directors approved the amendment of the Purchase Plan, subject to stockholder approval, to increase the number of shares of Intuit’s Common Stock authorized for issuance under the Purchase Plan by 500,000 shares (from 4,900,000 shares to 5,400,000 shares). We’re asking stockholders to approve the share increase in this Proposal 2.

From the adoption of the Purchase Plan through September 2, 2003, participants purchased a total of 3,014,984 shares. During this period, four Named Officers (see page 14 for a definition of this term) purchased shares: Mr. Bennett purchased 2,434 shares, Ms. Norrington purchased 1,066 shares, Mr. Stern purchased 2,969 shares, and Mr. Ihrie purchased 2,046 shares. During the same time period, Intuit’s current executive officers as a group (14 people), purchased a total of 18,449 shares, and all employees other than the current executive officers purchased a total of 2,996,535 shares. No current director and no nominee for director, except Mr. Bennett, has purchased shares under the Purchase Plan. As of September 2, 2003, there were 1,885,016 shares available for future awards, not including the 500,000 shares for which we are seeking stockholder approval. The closing price of Intuit’s Common Stock on The Nasdaq Stock Market on September 2, 2003 was $46.71 per share.

Eligibility

Employees of Intuit and certain subsidiaries (other than stockholders who own or have the right to acquire 5% or more of our Common Stock) are eligible to participate under the Purchase Plan if they begin working before the first day of the month in which any offering period begins: September 1st for the offering period that begins on September 16th, December 1st for the offering period that begins on December 16th, March 1st for the offering period that begins on March 16th, and June 1st for the offering period that begins on June 16th. As of September 2, 2003, approximately 6,150 employees were eligible to participate in the Purchase Plan, and approximately 3,700 employees were participating. Participants participate in the Purchase Plan by electing payroll deductions that accumulate to purchase shares at a discount.

Offering and Accrual Periods

New 12-month offering periods begin on each June 16, September 16, December 16 and March 16. Each 12-month offering period is comprised of four 3-month accrual period during which payroll deductions accumulate. Participants may only participate in one offering period at a time. The Compensation and

Organizational Development Committee can change the duration of offering periods for future offerings at least 15 days prior to the scheduled beginning of the first offering period to be affected.

Payroll Deductions

On the last business day of each three-month accrual period, the accumulated payroll deductions are used to purchase stock. Eligible employees select payroll deduction rates in 1% increments from 2% to 10% of their base salary and commissions. No interest accrues on payroll deductions. Employees may increase or decrease the rate for the next accrual period. After a participant enrolls in the Purchase Plan, the participant is automatically enrolled in subsequent offering periods unless the participant actively withdraws. A participant may withdraw from any offering period up to 15 days before the end of the offering period, in which event no stock will be purchased, and we will return the participant’s accumulated payroll deductions to the participant.

Purchase Price and Amount of Stock Purchased

When a participant enrolls in the Purchase Plan, the participant essentially receives an option to purchase shares on the last day of the next four two-month accrual period at the lower of 85% of the fair market value of the shares on the offering date (the first business day of the 12-month offering period) or the purchase date (the last business day of the applicable three-month accrual period). The number of shares a participant will be able to purchase will generally be equal to the payroll deductions during the accrual period, divided by the purchase price per share. The Purchase Plan limits each participant’s share purchases in order to stay within the Internal Revenue Code’s $25,000 per year purchase limitation (based on the fair market value of the shares on the first day of the offering period). The Purchase Plan contains other share purchase limitations that have never been effected. These limitations include, limiting a participant’s purchases to no more than two times the number of shares that he or she could have purchased by using a purchase price of 85% of the fair market value on the offering date. Also, the Compensation and Organizational Development Committee may, but has not, set a maximum number of shares that may be purchased by any participant on any purchase date.

Mergers, Consolidations and Other Corporate Transactions

If Intuit is dissolved or liquidated, the current offering period will terminate immediately prior to the liquidation or dissolution unless the Compensation and Organizational Development Committee decides otherwise. The Committee may, but is not required to, designate a date for the open offering periods to terminate and allow each participant to purchase shares with accumulated payroll deductions. If Intuit sells substantially all of its assets or is acquired in a merger with another corporation, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation, unless the Committee decides to designate a date for the open offering periods to terminate and allow each participant to purchase shares with accumulated payroll deductions.

Purchase Plan Amendments

The Compensation and Organizational Development Committee may generally amend or terminate the Purchase Plan at any time. However, amendments to the Purchase Plan to increase the number of shares available for purchase or change certain eligibility requirements require stockholder approval. Generally no changes affecting existing purchase rights may be made without the consent of the participants. However, the Committee may terminate the Purchase Plan or an offering period in progress if it determines that it is in the best interests of Intuit and the stockholders and/or the continuation of the Purchase Plan or the offering period would cause Intuit to incur adverse accounting charges due to a change in the generally accepted accounting rules or interpretations of those rules as they apply to the Purchase Plan.

Federal Income Tax Information

The following information is a general summary of some of the current federal income tax consequences of the Purchase Plan to U.S. based participants and to Intuit. Tax laws may change, and actual tax consequences will depend on a participant’s individual circumstances as well as state and local tax laws. We encourage all participants to seek tax advice when they participate in the Purchase Plan. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Tax Treatment of U.S. Participants. Participants will not recognize income when they enroll in the Purchase Plan or when they purchase shares. All tax consequences are deferred until the participant disposes of the shares. If the participant holds the shares for one year or more after the purchase date and two years or more after the offering date, or if the participant dies while owning the shares, the participant will generally recognize ordinary income when disposing of the shares equal to the difference between the purchase price and the fair market value of the shares on the date of disposition, or 15% of the fair market value of the shares on the offering date, whichever is less. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, but the participant will have a long-term capital loss for the difference between the purchase price and the sale price. If a participant sells or gifts the shares less than one year after the purchase date or less than two years after the offering date, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss.

Tax Treatment of Intuit. When a participant recognizes ordinary income by disposing of shares before the one-year or two-year holding period ends, Intuit will generally be entitled to a tax deduction in the amount of the ordinary income.

PROPOSAL 3—RATIFICATION OF SELECTION OF

INDEPENDENT AUDITORS

We have selected Ernst & Young LLP as our independent auditors to perform the audit of Intuit’s consolidated financial statements for the fiscal year ending July 31, 2004, and we are asking stockholders to ratify our selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young LLP for fiscal years 2003 and 2002:

	Fiscal	Fiscal
Fee Category	2003	2002

Audit Fees	$708,000	$606,000
Audit-Related Fees	281,000	497,000
Tax Fees	1,825,000	2,304,000
All Other Fees	289,000	122,000

Total All Fees	$3,103,000	$3,529,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees,” and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements. These services include accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions and advice on other tax-related matters.

All Other Fees. Consists of other fees not reported in the above categories. In fiscal 2002 and 2003, these services were in connection with business continuity planning.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Auditors

The Audit Committee’s policy is to pre-approve at the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent auditors during that fiscal year. The Audit Committee pre-approves these services by authorizing specific projects within the categories of service outlined above, subject to a budget for each category. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditor and management must report to the Audit Committee actual fees versus the budget periodically throughout the fiscal year.

For more information about Ernst & Young, please see the Audit Committee Report on page 25.

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows shares of Intuit’s Common Stock that we believe are owned as of September 2, 2003 by:

•	Each stockholder owning 5% or more of the Common Stock,

•	Each Named Officer (defined on page 14),

•	Each director, and

•	All current directors and executive officers as a group.

We calculated the “Percent of Class” based on 198,861,950 shares of Common Stock outstanding on September 2, 2003. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of September 2, 2003 (November 1, 2003) are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the number of shares of Common Stock beneficially owned by that person, as well as the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(1)	of Class

Scott D. Cook(2)	16,581,472	8.3%
Barclays Global Investors, N.A.(3)	13,145,792	6.6
Alliance Capital Management L.P.(4)	11,544,783	5.8
Stephen M. Bennett(5)	1,584,887	*
Lorrie M. Norrington(6)	236,825	*
Raymond G. Stern(7)	176,993	*
Richard W. Ihrie(8)	134,976	*
Christopher W. Brody(9)	324,062	*
William V. Campbell(10)	912,534	*
L. John Doerr(11)	387,759	*
Donna L. Dubinsky(12)	116,523	*
Michael R. Hallman(13)	263,690	*
Stratton D. Sclavos(14)	43,540	*
All current directors and executive officers as a group (19 people)(15)	21,176,348	10.4%

*	Indicates ownership of less than 1%.

(1)	Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is in care of Intuit at P.O. Box 7850, Mountain View, California 94039.

(2)	Includes 15,749,858 shares held by trusts, of which Mr. Cook is a trustee, and 831,614 shares issuable upon exercise of options.

(3)	We obtained information about shares owned by Barclays Global Investors, N.A. (“Barclays”) from a Form 13F filed by Barclays PLC with the Securities and Exchange Commission (the “SEC”) reporting share ownership as of June 30, 2003. We calculated the “percent of class” based on 199,141,638 shares outstanding as of June 30, 2003. Barclays’ address is 45 Fremont Street, 30th Floor, San Francisco, California 94105.

(4)	We obtained information about shares owned by Alliance Capital Management L.P. (“Alliance”) from a Form 13F filed by AXA Financial, Inc. with the SEC reporting share ownership as of June 30, 2003. We calculated the “percent of class” based on 199,141,638 shares outstanding as of June 30, 2003. Alliance’s address is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(5)	Includes 1,374,985 shares issuable upon exercise of options held by Mr. Bennett and 207,468 shares of restricted stock that were issued subject to certain vesting requirements. See Note 3 to the “Summary Compensation Table” on page 14.

(6)	Includes 235,759 shares issuable upon exercise of options held by Ms. Norrington.

(7)	Includes 174,835 shares issuable upon exercise of options held by Mr. Stern.

(8)	Includes 493 shares gifted by Mr. Ihrie to family members, over which Mr. Ihrie does not have sole voting and investment power, and 132,930 shares issuable upon exercise of options held by Mr. Ihrie.

(9)	Includes 174,062 shares issuable upon exercise of options held by Mr. Brody. Vantage Partners Inc., of which Mr. Brody is chairman and a stockholder, holds the remaining 150,000 shares.

(10)	Includes 837,240 shares issuable upon exercise of options held by Mr. Campbell.

(11)	Includes 160,728 shares issuable upon exercise of options held by Mr. Doerr. A trust, of which Mr. Doerr is a co-trustee, holds the remaining 227,031 shares.

(12)	Includes 113,500 shares issuable upon exercise of options held by Ms. Dubinsky.

(13)	Includes 95,628 shares issuable upon exercise of options held by Mr. Hallman. A trust, of which Mr. Hallman is a co-trustee, holds 87,600 shares.

(14)	Represents shares issuable upon exercise of options held by Mr. Sclavos.

(15)	Includes 4,648,842 shares issuable upon exercise of options. Also includes shares and options held by the individuals described in Note 2 and Notes 5 through 14, plus an additional 11,500 shares and 401,587 options held by other executive officers.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2001, 2002 and 2003 by Intuit’s Chief Executive Officer and Intuit’s other four most highly compensated executive officers for fiscal 2003. These people are called the “Named Officers.” The information in the table includes salaries, bonuses, stock options and restricted stock awards and other miscellaneous compensation. For information about employment contracts and change-of-control arrangements between Intuit and the Named Officers, see “Employment Contracts and Change-in-Control Arrangements” at page 17.

Summary Compensation Table

							Long-Term
							Compensation Awards
	Annual Compensation
									Securities
					Other Annual		Restricted		Underlying		All Other
Name and FY03	Fiscal				Compensation		Stock Award(s)		Options		Compensation
Principal Position	Year	Salary($)	Bonus($)(1)		($)		($)		(#)		($)

Stephen M. Bennett	2003	$990,000	$2,950,000		$396,187	(2)	$17,964,750	(3)	225,000	(4)	$2,500	(5)
President and CEO	2002	950,000	3,000,000		296,187	(2)	—		225,000	(6)	5,812	(5)
	2001	825,000	1,860,375		296,187	(2)	—		500,000		2,880	(5)

Lorrie M. Norrington	2003	510,000	552,585	(7)	306,049	(8)	12,209	(9)	150,000	(10)	2,500	(11)
Executive Vice President,	2002	475,000	1,200,000	(12)	319,880	(13)	—		50,000	(6)	2,500	(11)
Office of the CEO	2001	—	750,000	(14)	—		—		350,000	(14)	—

Scott D. Cook	2003	450,000	400,000		—		—		—		—
Chairman of the	2002	450,000	400,000		—		—		500	(15)	1,995	(16)
Executive Committee	2001	412,000	289,140		—		—		100,000		1,393	(16)

Raymond G. Stern	2003	400,000	375,000				10,832	(9)	87,500	(10)	3,020	(17)
Senior Vice President,	2002	360,000	375,000		—		—		37,500	(6)	3,268	(17)
Corporate Development	2001	330,000	256,350		—		—		90,000		3,201	(17)
& Strategy

Richard W. Ihrie	2003	350,000	400,000		—		9,501	(9)	87,500	(10)	4,106	(18)
Senior Vice President	2002	325,000	350,000		—		—		37,500	(6)	2,500	(11)
and CTO	2001	201,923	399,427	(19)	144,958	(20)	—		150,000		992	(16)

(1)	Unless otherwise indicated, for fiscal 2003 we paid bonuses under the Intuit Performance Incentive Plan (“IPI”). Mr. Bennett and Ms. Norrington received part of their bonus for fiscal 2003 under the Senior Executive Incentive Plan (“SEIP”) that was approved by stockholders in December 2002. In fiscal 2002 we paid all bonuses under the IPI. Both the IPI and SEIP are designed to tightly link an individual’s compensation with his or her individual performance, and to link total company compensation levels with Intuit’s performance. In fiscal 2001, Named Officers received payments under Intuit’s broad-based Performance Sharing Plan (“PSP”), under that plan payments were based on company results not individual performance. Beginning with fiscal 2002, to greater link an individual’s compensation with his or her individual performance, we excluded executives and salaried employees from the PSP. See the Compensation and Organizational Development Committee Report on page 21.

(2)	Includes a $100,000 contribution by Intuit on Mr. Bennett’s behalf to the Intuit Inc. Executive Deferred Compensation Plan for fiscal year 2003, and $296,187, which is the amount of interest calculated at the applicable federal rate of 6.77% per year in effect at the time the loan was made, compounded annually, that would have been payable in each of fiscal 2001, 2002 and 2003 on a $4,375,000 loan from Intuit to Mr. Bennett if the loan not been interest free. See “Related Party Transactions” on page 27.

(3)	Represents the value of restricted stock units awarded pursuant to a stock bonus grant made to Mr. Bennett under the 2002 Equity Incentive Plan on July 30, 2003. This award vests as to 255,000 shares on July 31, 2006, and as to an additional 85,000 shares on each of July 31, 2007 and July 31, 2008. Only vested shares will be issued, and Intuit will not issue shares until the first day of the fiscal year in which Mr. Bennett is no longer Chief Executive Officer of Intuit; provided, however, that he may elect to receive up to 50% of the vested shares on an accelerated basis. The value of the restricted stock units is equal to the number of shares subject to the award multiplied by the closing stock price of $42.27 per share on July 30, 2003, the date of the award. As of July 31, 2003, in addition to the 425,000 restricted stock units awarded in July 2003, Mr. Bennett held an aggregate of 112,500 shares of restricted stock. Of these, 60,000 shares were acquired in connection with a 150,000 share restricted stock grant made in January 2000 that vests over five years, and 52,500 shares were acquired in connection with a 75,000 share restricted stock grant also made in January 2000, but that vests over ten years. The value of these restricted stock units and restricted shares (net of the amounts Mr. Bennett paid for these restricted shares) at the closing stock price of $43.13 on July 31, 2003 are $18,330,250, $2,587,800 and $2,264,325, respectively. The 425,000 restricted stock units granted in July 2003 do not have voting rights. If Intuit were to pay a dividend on its shares of Common Stock before the shares under the restricted stock units have vested, Intuit would pay the dividends at the time the shares are issued. The restricted shares have voting rights and the right to receive dividends, if any. See “Employment Contracts and Change in Control Arrangements” on page 17.

(4)	Represents an option granted on September 25, 2002. See footnote (6) below regarding this grant.

(5)	Represents term life insurance premiums of $2,880 in fiscal 2001, $3,312 in fiscal 2002, and matching contributions under Intuit’s 401(k) retirement plan of $2,500 for each of fiscal years 2002 and 2003.

(6)	Represents options granted on July 31, 2002. On that date, the Compensation Committee also agreed to grant to the officers awarded option grants that day a second option for the same number of shares in early fiscal 2003. On September 25, 2002, the Compensation Committee granted the second option for the same number of shares.

(7)	Includes a fiscal 2003 bonus of $550,000 and a $2,585 bonus.

(8)	Includes $291,274, which is the amount of interest calculated at the applicable federal rate at the time the loan was made of 5.77% per year, compounded semi-annually, that would have been payable in fiscal 2003 on a $5,000,000 loan from Intuit to Ms. Norrington had the loan not been interest free, and $14,775 of relocation expenses. See “Related Party Transactions” on page 27.

(9)	Represents the value of matching stock units awarded pursuant to stock bonus grants made under the 2002 Equity Incentive Plan on June 13, 2003. The matching units were granted pursuant to Intuit’s Executive Share Ownership and Matching Unit Program. The matching units automatically vest four years after the grant date and shares will be issued on the vesting date; provided, however, that the holder may defer issuance of the underlying shares to a date not later than the first day of the fiscal year following termination of employment with Intuit. The matching units are valued at the closing stock price of $45.90 per share on June 13, 2003, the date of the award. Ms. Norrington was awarded 266 matching units, Mr. Stern was awarded 236, and Mr. Ihrie was awarded 207; these matching units valued at the closing stock price of $43.13 on July 31, 2003 are $11,473, $10,179 and $8,928, respectively. The matching units do not have voting or dividend rights. See the discussion of “Matching Units” in the Compensation and Organizational Development Committee Report on page 21.

(10)	Includes an option granted on September 25, 2002 and an option granted on July 30, 2003. See footnote (6) above regarding the September 25, 2002 grant.

(11)	Represents matching contributions under Intuit’s 401(k) retirement plan.

(12)	Includes a $750,000 anniversary bonus earned on July 31, 2002 (the first anniversary of her start date) under her employment agreement and a fiscal 2002 bonus of $450,000.

(13)	Includes $276,605 of relocation expenses. Also includes $43,275 of interest calculated at the applicable federal rate at the time the loan was made of 5.77% per year, compounded semi-annually, that would have been payable on $5,000,000 of the $5,500,000 loan from Intuit to Ms. Norrington had that portion of loan not been interest free. See “Related Party Transactions” on page 27.

(14)	Ms. Norrington joined Intuit on July 31, 2001, the last day of fiscal 2001. On that date, she earned a $750,000 signing bonus, and we granted her 350,000 stock options.

(15)	Mr. Cook received this stock option grant under Intuit’s patent incentive program.

(16)	Represents a term life insurance premium.

(17)	Represents term life insurance premiums of $701 in fiscal 2001, $768 in fiscal 2002 and $520 in fiscal 2003, and matching contributions under Intuit’s 401(k) retirement plan of $2,500 for each of fiscal years 2001, 2002 and 2003.

(18)	Includes an employee referral bonus of $1,606 and $2,500 in matching contributions under Intuit’s 401(k) retirement plan.

(19)	Mr. Ihrie joined Intuit in November 2000. Includes a one-time $200,000 bonus paid to Mr. Ihrie in January 2001.

(20)	Includes $78,156 of interest forgiven on a loan from Intuit to Mr. Ihrie, relocation expenses of $64,476 and health and welfare insurance premiums of $2,326.

Option Grants in Fiscal 2003

The following table shows information about stock option grants to the Named Officers during fiscal 2003. These options are included in the “Summary Compensation Table” on page 14. SEC rules require us to show hypothetical gains that the Named Officers would have for these options at the end of their terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not Intuit’s estimate or projection of future stock prices.

	Individual Grants
						Potential Realizable Value
	Number of	% of Total				at Assumed Annual Rates of
	Shares	Options Granted				Stock Price Appreciation
	Underlying	To Employees		Exercise		for Option Term
	Options	in		Price	Expiration
Name	Granted(#)	Fiscal 2003		($/Sh)	Date	5%	10%

Stephen M. Bennett	225,000(1)(2)	3.660	0	$44.32	09/25/09	$4,059,605	$9,460,607

Lorrie M. Norrington	50,000(1)(2)	0.813	2	44.32	09/25/09	902,135	2,102,357
	100,000(3)(2)	1.626	5	42.27	07/30/10	1,720,813	4,010,227

Scott D. Cook	—	—		—	—	—	—

Raymond G. Stern	37,500(1)(2)	0.610	0	44.32	09/25/09	676,601	1,576,768
	50,000(3)(2)	0.813	2	42.27	07/30/10	860,407	2,005,114

Richard W. Ihrie	37,500(1)(2)	0.610	0	44.32	09/25/09	676,601	1,576,768
	50,000(3)(2)	0.813	2	42.27	07/30/10	860,407	2,005,114

(1)	Options granted on September 25, 2002.

(2)	We granted all of these options under our 2002 Equity Incentive Plan at an exercise price equal to the fair market value on the grant date. The options expire seven years from the grant date. They will terminate earlier if the holder terminates employment before the options expire. Of the shares subject to these options, 33 1/3% will vest on the first anniversary of the grant date. The remaining shares vest in 24 equal monthly installments, such that the option is fully vested three years after the grant date.

(3)	Options granted on July 30, 2003.

Option Exercises and Fiscal Year-End Values

The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 2003, and the value of their unexercised options at the end of fiscal 2003. We granted these options under our 2002 Equity Incentive Plan. Value realized, or gain, is measured as the difference between the exercise price and the price at which the shares were sold on the date of exercise. Value at fiscal year end is measured as the difference between the exercise price and fair market value on July 31, 2003, which was $43.13.

Aggregated Option Exercises in Fiscal 2003 and July 31, 2003 Option Values

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Fiscal Year-End(#)		Fiscal Year-End($)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen M. Bennett	—	—	1,234,992	615,008	5,253,000	—
Lorrie M. Norrington	—	—	191,665	358,335	1,531,250	1,617,250
Scott D. Cook	—	—	823,238	27,262	26,190,307	220,193
Raymond G. Stern	46,829	1,798,364	151,711	145,210	2,323,970	431,862
Richard W. Ihrie	400	9,448	106,890	167,710	381,219	343,781

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

We have entered into the following employment and change-in-control agreements with our Named Officers:

Stephen M. Bennett

On July 30, 2003, we amended and restated Mr. Bennett’s original January 2000 employment contract. Under this agreement, Mr. Bennett’s base salary is $990,000. We agreed to make an annual fully vested employer contribution to our Executive Deferred Compensation Plan in the amount of $50,000, and we may increase the contribution based on his performance to up to $200,000. The amended agreement provides that Mr. Bennett’s annual performance bonus will be determined under our Senior Executive Incentive Plan (“SEIP”), a cash bonus incentive plan that stockholders approved last year. The SEIP is designed to meet the performance based compensation requirements under Section 162(m) of the Internal Revenue Code so that we may fully deduct Mr. Bennett’s bonuses. Mr. Bennett’s target bonus is 160% of his base salary, but his bonus, if any, will be payable only upon his attainment of performance goals established consistent with the stockholder approved SEIP and Code Section 162(m). Mr. Bennett’s loans with Intuit remain unchanged under this amended and restated employment agreement. See “Related Party Transactions” at page 27.

Recognizing Mr. Bennett’s importance to Intuit’s continued growth, on the same day we entered into the amended and restated employment agreement with Mr. Bennett, we granted him a 425,000 share restricted stock unit grant in the form of a stock bonus award under our 2002 Equity Incentive Plan. This award is structured to reflect Mr. Bennett’s commitment to remain at Intuit. To this end, the award will not begin to vest for three years. Provided Mr. Bennett remains employed with Intuit, he will vest as to 255,000 of the shares on July 31, 2006 and thereafter he will vest as to an additional 85,000 on each of July 31, 2007 and July 31, 2008. We will only issue shares to Mr. Bennett after he has vested in them and not earlier than the first business day of the fiscal year following the fiscal year in which Mr. Bennett ceases to be our Chief Executive Officer or a Named Officer. However, Mr. Bennett may elect to have us issue 50% of shares that have vested on an earlier date.

Mr. Bennett can terminate the employment agreement at any time upon written notice to the Board of Directors. Intuit may terminate Mr. Bennett’s employment upon the written recommendation of two-thirds of the Board of Directors. If Intuit terminates Mr. Bennett other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Bennett terminates his employment for “good reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Bennett is entitled to severance pay equal to six months of his then-current salary, accelerated vesting of the remaining unvested shares subject to his two restricted stock grants equal to 225,000 shares that were awarded to him when he was hired in January 2000, accelerated vesting of his 800,000 share stock option that was granted to him when he started employment at Intuit in January 2000 equal to those number of shares that would have vested over the next twelve months, and a pro rata vesting of shares under his 425,000 restricted stock unit award based on the portion of time he has provided services over the full five year vesting period. If Mr. Bennett’s termination occurs within two months before or twelve months after any change of control of Intuit, he will be entitled to twelve months of his then-current salary, his full target bonus for the year of termination, accelerated vesting of all restricted stock, accelerated vesting of his new hire options granted to him in January 2000 that would have vested over the next twenty-four successive months, and full vesting of his restricted stock unit award.

Lorrie Norrington

On July 31, 2003, we amended and restated Ms. Norrington’s original July 31, 2001 employment contract. Under her amended and restated employment contract, Ms. Norrington’s base salary is $570,000. The amended agreement provides that Ms. Norrington’s annual performance bonus will be determined under our SEIP so that we may fully deduct Ms. Norrington’s bonuses. Ms. Norrington’s target bonus is 70% of her base salary, and is payable only upon attainment of performance goals established consistent with the stockholder approved SEIP and Code Section 162(m). Ms. Norrington’s amended and restated employment agreement does not alter the terms of her loan with Intuit. See “Related Party Transactions” at page 27.

Ms. Norrington can terminate the employment agreement at any time upon written notice to the President and Chief Executive Officer. Intuit may terminate Ms. Norrington’s employment upon the written recommendation of two-thirds of the Board of Directors. If Intuit terminates Ms. Norrington other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or if Ms. Norrington terminates her employment for “good reason” (which includes relocation by Intuit or a reduction in duties, the Chief Executive Officer leaving within a certain period of time following execution of the employment agreement and her not being offered his position, title or compensation), Ms. Norrington is entitled to severance pay equal to eighteen months of her then-current salary, accelerated vesting equal to eighteen months under her new hire stock option and a year in which to exercise that option.

Richard Ihrie

On October 12, 2000, we entered into an employment agreement with Richard W. Ihrie to join Intuit on November 27, 2000 as our Senior Vice President and Chief Technology Officer. Under this agreement, Mr. Ihrie received a one-time bonus of $200,000 in January 2001, reimbursement for relocation expenses and an option grant for 100,000 shares. If Intuit terminates Mr. Ihrie other than for “cause” (which includes gross negligence, willful misconduct or willful misconduct that materially affects his work), Mr. Ihrie is entitled to severance pay equal to six months of his then-current salary and accelerated vesting of his new hire options that would have vested in the next six months. Mr. Ihrie’s initial salary was $300,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 2, 2003, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we’re proposing to add to the Purchase Plan that are subject to stockholder approval at the Meeting:

			Number of Securities
	Number of	Weighted-Average	Remaining Available for
	Securities to be Issued	Exercise Price of	Future Issuance Under
	Upon Exercise	Outstanding	Equity Compensation Plans
	Of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)(4)	30,999,222	$36.2395	8,490,070	(2)(5)
Equity compensation plans not approved by security holders	2,002,267 (3)	38.7860	2,215,192	(6)

Total	33,001,489	36.3940	10,705,262

(1)	Does not include the additional shares we are asking our stockholders to add to the Purchase Plan.

(2)	Includes 6,438,179 shares available for issuance under our 2002 Equity Incentive Plan, 166,875 shares available for issuance under our Directors Plan, and 1,885,016 shares available for issuance under our Purchase Plan.

(3)	Reflects options outstanding under our 1998 Option Plan for Mergers and Acquisitions. See below for a description of this plan.

(4)	Intuit has assumed options held by employees of several companies that we acquired. Of these assumed options, an aggregate of 262,695 shares at a weighted-average exercise price of $24.6146 per share were outstanding at September 2, 2003. These options are not included in the table.

(5)	Of these shares, an aggregate of 500,000 shares may be issued annually as restricted stock awards or stock bonuses under our 2002 Equity Incentive Plan, including any matching units granted under Intuit’s Executive Share Ownership and Matching Unit Program (less any shares subject to options that have been granted at a price less than fair market value on the date of grant).

(6)	Available shares reserved for issuance under the 1998 Option Plan for Mergers and Acquisitions.

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS

1998 Option Plan for Mergers and Acquisitions

In November 1998, our Board of Directors adopted the 1998 Option Plan for Mergers and Acquisitions (the “1998 Plan”) to grant non-qualified stock options to individuals Intuit hires as a result of acquisitions of, or mergers with, other companies. The 1998 Plan was designed to meet the “broadly based plans” exemption from the stockholder approval requirement for stock option plans under The Nasdaq Stock Market listing requirements that were then in place. Accordingly, we did not seek stockholder approval of the 1998 Plan.

Shares Subject to the 1998 Plan. We have reserved 6,000,000 shares for issuance under the 1998 Plan. If any option granted under the 1998 Plan expires or terminates for any reason without being exercised in full, the unexercised shares return to the 1998 Plan and become available for future issuance under it. Both the number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the 1998 Plan.

Other Plan Terms. Options under the 1998 Plan can only be granted to employees, officers, consultants, independent contractors and advisors of Intuit or any parent, subsidiary or affiliate of Intuit (as defined in the 1998 Plan) hired as a result of a merger or acquisition and within 18 months following the completion of the relevant acquisition or merger. The Compensation and Organizational Development Committee administers the 1998 Plan and determines which eligible individuals receive awards and the terms and conditions of the awards. The Committee has delegated to the Chief Executive Officer the authority to grant stock options to certain employees and consultants. All options have an exercise price not less than the fair market value of Intuit’s Common Stock on the date of grant. Options granted from inception through April 2002 generally become exercisable over a four-year period based on continued service and expire ten years after the grant date. Options granted beginning in May 2002 typically vest over a three-year period and expire seven years after the grant date. Options granted to officers hired as a result of a merger or acquisition cannot exceed 45% of all shares reserved for grant under the 1998 Plan. The 1998 Plan does not comply with the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. If Intuit were acquired and the acquiring corporation did not assume or replace the awards granted under the 1998 Plan, or if Intuit were to liquidate or dissolve, all outstanding awards would become fully vested at such time and on such conditions as the Board shall determine, and the awards would expire at the closing of the transaction or at the time of dissolution or liquidation. If Intuit is acquired and the acquiring company assumes the outstanding options under the Plan, options granted on or after May 31, 2002 accelerate as to 12 months of vesting if the optionee is terminated within one year following the acquisition. The Compensation and Organizational Development Committee may at any time terminate or amend the 1998 Plan in any respect; provided, however, that no amendment that is detrimental to a plan participant may be made without the consent of the participant, and provided further that, under recently revised rules of The Nasdaq Stock Market, any material amendment receives stockholder approval.

This proxy statement contains a report issued by our Compensation and Organizational Development Committee relating to executive compensation for fiscal 2003, a report issued by our Audit Committee relating to certain of its activities during fiscal 2003, and a chart titled “Company Stock Price Performance.” Stockholders should be aware that under SEC rules, the Compensation and Organizational Development Committee and Audit Committee reports and the stock price performance chart are not considered “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by Intuit under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

We, Christopher W. Brody and Michael R. Hallman, are the current members of the Compensation and Organizational Development Committee and were throughout fiscal 2003. See page 26 for information about the Committee and our new charter revised to include organizational development to reflect our focus on growth.

General Compensation Policy for Executive Officers

Intuit’s company-wide compensation philosophy is to pay for performance. We tightly link an individual’s compensation with his or her individual performance, and link total company compensation levels with Intuit’s performance. To ensure that Intuit maintains a competitive compensation package, Intuit regularly assesses its total rewards package against the market. The market of companies used in these assessments is comprised of comparable technology companies, some of which are included in the indices referenced in our performance graph on page 26, as well as labor market competitors and companies in other industries that reflect best practices. This third-party survey market data is provided to us by outside compensation consultants.

Intuit’s comprehensive performance management approach to executive compensation seeks to balance the interests of our three key stakeholders—employees, customers and stockholders—by:

☐	Rewarding leaders for their individual impact on Intuit’s progress against one-year operational and longer term strategic plans
☐	Reinforcing strategic and business plans to position Intuit for growth
☐	Enhancing stockholder value over time

All major compensation components of Intuit’s executive officers are structured to provide significant differentiation based on individual performance. These components include base salary, annual bonus and long-term equity incentives. Intuit provides long-term equity incentives to its executive officers in the form of stock options and restricted stock unit bonus awards, both described below.

Stock options are a critical component of Intuit’s efforts to attract and retain executive officers and other employees. Intuit is sensitive to the concerns of its stockholders about the dilutive impact of stock options. Accordingly, Intuit’s option grant practices have been designed to reflect an appropriate balance between stockholders’ dilution concerns and Intuit’s need to remain competitive by maintaining a high-performing organization. Over the last several years we have significantly reduced Intuit’s annual net stock option grant rate. We define net option grants as options granted less options canceled or expired and returned to the pool of options available for grant. Intuit’s net stock option grant rate for fiscal 2003 was 2.66% of 199,471,726 shares outstanding at July 31, 2003 (the 2.66% rate excludes restricted stock unit bonus awards in the numerator, if those awards were included the rate would be 2.87%). For fiscal 2002 it was 3.23% of 211,163,641 shares outstanding at July 31, 2002, down from 6.89% of 187,624,869 shares outstanding on July 31, 2000 for fiscal 1999. See Intuit’s Form 10-K for the fiscal year ending July 31, 2003 at page 87 for detailed information on Intuit’s stock option grant rate over the last several fiscal years.

In fiscal 2003, we began to grant restricted stock unit bonus awards under the matching grant component of our mandatory share ownership program and we granted a restricted stock unit bonus award to Mr. Bennett. (Mr. Bennett’s award is described in this Report below in “Intuit Performance and CEO Compensation”.) In May 2003, Intuit launched the first phase of its new mandatory share ownership program. The program requires Senior Vice Presidents, the Executive Vice President and members of the Board of Directors to hold a minimum of 3,000 shares each and the Chief Executive Officer to hold a minimum of 100,000 shares by the later of May 2006 or three years from the date the individual becomes subject to the share ownership program. Share ownership demonstrates to employees, customers and stockholders the commitment of our executives and Board members to the company. In addition, studies have shown that key officers and directors who own shares positively influence stockholder return over time. To encourage Senior Vice Presidents and the Executive Vice President to buy Intuit shares as quickly as possible, we approved a matching unit program under which we grant the executive a restricted stock unit bonus award for one share for each two shares the executive buys. Please see the “Matching Unit” discussion below for a description of this component of Intuit’s mandatory share ownership program.

Fiscal 2003 Executive Compensation

Near the beginning of each fiscal year, we review base salary levels and target annual bonuses for each Intuit officer for the upcoming fiscal year, as well as actual bonus payments for the completed fiscal year. And with respect to each executive officer, we determine the actual amounts of each of these compensation components. We consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to Intuit’s success and growth, Intuit’s recent financial performance and market competitiveness. We assess market competitiveness using third party survey data. We use the same factors plus retention considerations when determining stock option grant awards. We review, and give considerable weight to, the recommendations of both the Chief Executive Officer and the Chairman, except with respect to their own compensation.

Annual Cash Incentive Compensation. We approved fiscal 2003 incentive bonuses for officers under Intuit’s Performance Incentive (“IPI”) Plan, except for Steve Bennett and Lorrie Norrington’s. We approved Mr. Bennett and Ms. Norrington’s bonuses for the first half of fiscal 2003 under the IPI and for the second half of fiscal 2003 under the Senior Executive Incentive Plan (“SEIP”). The SEIP is a cash incentive Internal Revenue Code Section 162(m) compliant plan approved by Intuit’s stockholders in December 2002. The total bonus pool available for payment for all eligible employees under the IPI, including executive officers, was determined based on Intuit’s financial performance for fiscal 2003 as well as Intuit’s progress on its strategic business model to position the company for the future. Even though Intuit had a solid year, we approved a smaller IPI bonus pool for fiscal 2003 than we did for fiscal 2002 in recognition of the challenges the company faced in fiscal 2003.

Equity Compensation.

Stock Options. During fiscal 2003 Intuit limited executive officer stock option grants to new-hire and performance review and retention grants. New-hire grants are options made at the time an employee starts to work for Intuit. They are made for recruitment and retention purposes. Intuit currently grants options that become exercisable as they vest over a three-year period to provide a long-term incentive for the employee to remain with Intuit. Of the 6,148,327 shares made subject to option grants in fiscal year 2003, Intuit granted stock options for 1,367,500 to our executive officers. Options provide value only if Intuit’s stock price increases (which benefits all stockholders), and only if the executives remain with Intuit until their options vest.

Matching Units. In May 2003, we launched the first phase of a mandatory share ownership program. Under this program Senior Vice Presidents, the Executive Vice President and Board members are required to hold a minimum of 3,000 shares by the later of May 2006 or three years from the date the individual becomes subject to the share ownership program. The Chief Executive Officer is required to hold 100,000 shares. To provide an incentive to the Senior Vice Presidents and the Executive Vice President, we implemented a matching unit component to the share ownership program. For each two shares purchased by the executive during the three year compliance period, we award a one share restricted stock unit bonus award under the 2002 Equity Incentive Plan to the executive, up to a maximum of 1,500 matching unit shares. These matching units vest as to 100% of the shares subject to the award four years after the award date, or earlier on the officer’s retirement, death or disability.

Intuit Performance and CEO Compensation

Mr. Bennett has served as President and Chief Executive officer since January 2000. Under Mr. Bennett’s leadership during fiscal 2003, Intuit accomplished the following:

Excellent Financial Performance

☐	Outperformed its peer group and broader indices against several key financial growth and return measures (see “Comparison of 5 Year Cumulative Return” chart on page 26)

☐	Revenue grew 26%
☐	Pro forma* operating income up 46%
☐	Pro forma* earnings per share up 51%
☐	Pro forma* operating margin of 24%

Stronger Business Portfolio

☐	Continued strong execution of “Right for My Business” Strategy
☐	Acquired Blue Ocean, a strategically important company with great growth potential
☐	Sold Intuit KK (Japan) for $79M as not synergistic with Intuit’s current direction

Building High Performance Teams

☐	Launched new leadership development program to grow key leaders
☐	Recruited and promoted key executives to continually strengthen Intuit’s leadership team
☐	Named again one of Fortune 100 Best Companies to Work For as well as national and local employer of choice recognition

Operational Excellence—Effective Execution

☐	Outstanding execution against one-year operating and longer term strategic plans
☐	Strengthened internal audit and governance initiatives and created a Board of Directors level governance committee
☐	Made significant improvements in business infrastructure (e.g., enterprise applications, data center and help desk service and productivity)

Based on these contributions, Mr. Bennett received an annual performance-based bonus of $2,950,000. This bonus was comprised of a $1,500,000 bonus payment under our IPI bonus plan and a $1,450,000 bonus payment under our SEIP bonus plan. Stockholders approved the SEIP during fiscal 2003. Accordingly, for his performance during the first half of fiscal 2003, Mr. Bennett’s bonus was calculated and paid under our IPI bonus plan that generally applies to all salaried employees. For his performance during the second half of fiscal 2003 Mr. Bennett’s bonus was calculated and paid under our SEIP bonus plan. Mr. Bennett’s bonus, if any, for his performance during fiscal 2004 will be paid under the stockholder approved SEIP.

Recognizing Mr. Bennett’s importance to Intuit’s continued growth, effective July 30, 2003, Intuit amended and restated Mr. Bennett’s original January 2000 employment contract. This agreement keeps Mr. Bennett’s base salary at $990,000 for fiscal 2004, which is unchanged from 2003, but up from $950,000 in fiscal 2002. The agreement granted Mr. Bennett a 425,000 share restricted stock unit award structured to reflect his commitment to remain at Intuit. Accordingly, this award will not begin to vest for three years. On July 31, 2006, Mr. Bennett will vest as to 255,000 shares, and thereafter he will vest as to 85,000 shares each on July 31, 2007 and 2008. Mr. Bennett’s new agreement also provides for Intuit to make an annual employer contribution to Intuit’s nonqualified deferred compensation plan based on his performance. See “Employment Contracts and Change-in-Control Arrangements” on page 17 for details.

On September 25, 2002, Steve Bennett was issued an option for 225,000 shares. We granted this option at fair market value, as we have done with all of Mr. Bennett’s stock option grants. The option vests over three years from the date of grant and represents the second half of the stock option grant we authorized be made to him during fiscal 2002. See the “Summary Compensation Table” on page 14.

*	For a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP, see page 61 of the Annual Report to Stockholders.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Under Section 162(m) of the Internal Revenue Code, compensation to a Named Officer in excess of $1,000,000 per year is not tax deductible for Intuit unless certain requirements are met. Intuit has taken steps to meet those requirements so that certain compensation in excess of $1,000,0000 is deductible. For example, Intuit’s 2002 Equity Incentive Plan and 1996 Employee Stock Purchase Plan each comply with the requirements of Section 162(m). Intuit’s 1998 Option Plan for Mergers and Acquisitions was adopted under the “Nasdaq broad based plans” exemption from stockholder approval requirements and accordingly has not been approved by stockholders; therefore, it does not comply with the requirements of Section 162(m). During fiscal 2003, Intuit stockholders approved the SEIP, a cash incentive bonus plan designed to comply with the deductibility requirements of Code Section 162(m). For their services in the second half of fiscal 2003, Mr. Bennett and Ms. Norrington were awarded bonuses under the SEIP in the amount of $1,450,000 and $275,000, respectively, both of which were paid in fiscal 2004.

During fiscal 2003, Ms. Norrington received approximately $721,000 in compensation that will not be tax deductible under Section 162(m). During fiscal 2003, Mr. Bennett received approximately $4,490,000 in compensation that will not be tax-deductible under Section 162(m). This non-deductible amount was largely attributable to Mr. Bennett’s $3,000,000 bonus paid in fiscal 2003 for his services in fiscal 2002. As Mr. Bennett and Ms. Norrington’s bonuses for fiscal year 2004, if any, will be paid under the stockholder approved 162(m) compliant SEIP, we expect that a much smaller portion of Mr. Bennett’s and Ms. Norrington’s fiscal 2004 compensation will not be deductible under Section 162(m). Intuit does not expect that the deductibility of cash compensation it pays to other executive officers in fiscal 2004 will be affected by the limitations of Section 162(m). However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Intuit may enter compensation arrangements under which payments are not deductible under Section 162(m).

Conclusion—Our Commitment .. . .

In fiscal 2003, we expanded our charter to include organizational development activities to reflect our focus on building a great organization that will facilitate and support Intuit’s growth. Our revised charter reflects our commitment to attract, retain, develop and reward outstanding people at every level of the company. In accordance with the terms and the spirit of our revised charter, we operate with a focus on the following:

☐	We strive to ensure that Intuit’s compensation programs are fiscally responsible, market responsive and based on performance
☐	We are dedicated to the Intuit corporate governance principles
☐	Guided by these principles we will continue to review and monitor senior management’s compensation and their development to produce the greatest value for the Company’s three stakeholders—employees, customers and stockholders

COMPENSATION & ORGANIZATIONAL DEVELOPMENT COMMITTEE MEMBERS

Christopher W. Brody
Michael R. Hallman

AUDIT COMMITTEE REPORT

We, the members of the Audit Committee, assist the Board of Directors in its oversight of Intuit’s financial accounting, reporting and controls. We also evaluate the performance and independence of Intuit’s independent auditors. Each of us is “independent” as required by current listing standards of The Nasdaq Stock Market and the higher standards that are required for Audit Committee members pursuant to The Sarbanes-Oxley Act of 2002. We operate under a written charter that both the Board and we have approved. We have included a copy of the current charter as Appendix 1 to this proxy statement. We would like to remind our stockholders that, although each of us meets Nasdaq’s current regulatory requirements for financial literacy and expertise and the Board of Directors has determined that each of us is an “audit committee financial expert,” we are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting the accounting and financial reporting principles and designing Intuit’s system of the internal control over financial reporting. Intuit’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the consolidated financial statements. We oversee these processes.

We reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2003 with management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees, as amended. We received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with Ernst & Young their independence.

Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board of Directors that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2003. We also approved the selection of Ernst & Young as independent auditors for fiscal 2004.

AUDIT COMMITTEE MEMBERS

Christopher W. Brody
Donna L. Dubinsky
Michael R. Hallman

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on Intuit Common Stock for the last five full fiscal years with the cumulative total return on the S&P 500 Index and the Morgan Stanley High Technology Index for the same period. The graph assumes that $100 was invested in Intuit Common Stock and in each of the other indexes on July 31, 1998 and that all dividends were reinvested.

The comparisons in the graph below are based on historical data—with Intuit Common Stock prices based on the closing price on the dates indicated—and are not intended to forecast the possible future performance of Intuit’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG INTUIT INC., THE S&P 500 INDEX
AND THE MORGAN STANLEY HIGH TECHNOLOGY INDEX

	7/98	7/99	7/00	7/01	7/02	7/03

INTUIT INC.	$100	$164	$205	$207	$265	$260
S&P 500	$100	$120	$131	$122	$86	$95
MORGAN STANLEY HIGH TECHNOLOGY	$100	$177	$254	$129	$77	$94

RELATED PARTY TRANSACTIONS

We have described below transactions that involved more than $60,000 between Intuit and an executive officer, director or 5% stockholder or any of their immediate family members that have been entered into since the beginning of fiscal 2003 or that involved indebtedness to or payments from Intuit during fiscal 2003. For information about compensation paid in connection with employment or Board service for Named Officers and directors, see “Executive Compensation” beginning at page 14, and “Director Compensation” beginning at page 6.

Secured Mortgage Loans to Executive Officers

Historically, we have approved loans for executive officers, most often for recruiting purposes in connection with their relocation and purchase of a residence near their place of work. These loans have generally been provided when the executive relocated to a higher-cost housing market, such as the San Francisco Bay Area. All of the mortgages to the executive officers are secured by the homes they purchase.

The Sarbanes-Oxley Act of 2002 prohibits us from making future loans to executive officers and from materially amending outstanding loans to executive officers.

Pursuant to Stephen M. Bennett’s January 24, 2000 employment agreement, Intuit provided Mr. Bennett, Intuit’s President and Chief Executive Officer, with a $4,375,000 relocation loan to purchase a home close to Intuit’s corporate offices. The note is interest free for so long as Mr. Bennett is providing services to Intuit. The entire loan balance becomes due and payable 90 days following Mr. Bennett’s resignation or termination for cause, or two years following Mr. Bennett’s termination for any other reason, but in no event later than February 17, 2010. As of September 2, 2003, the outstanding principal balance on this loan was $4,375,000, which is the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2003.

Pursuant to Lorrie Norrington’s July 31, 2001 employment agreement, Intuit agreed to provide Ms. Norrington, an Executive Vice President of Intuit, with a $5,000,000 relocation loan to purchase a home close to Intuit’s corporate offices. In March 2002, the Compensation Committee approved a $500,000 increase to the $5,000,000 agreed-upon loan amount for a total approved loan of $5,500,000. We funded the loan in June 2002. Per Ms. Norrington’s employment agreement, the original $5,000,000 principal amount of the loan is interest free through the earlier of June 2006, her date of resignation or date of termination for cause. Thereafter, annual interest accrues and is payable at 5.77% per year. Interest accrues on the remaining $500,000 at 5.77% per year, and interest payments are due on each September 30, beginning in 2002. In accordance with Ms. Norrington’s employment agreement, the entire loan balance becomes due and payable on the earliest to occur of four years from the date of her involuntary termination, termination without cause or termination for death or disability, six months from the date of her resignation or date of termination for cause or July 31, 2010. As of September 2, 2003, the outstanding principal balance on this loan was $5,500,000, which is the most principal Ms. Norrington owed under the loan since the beginning of fiscal 2003.

Also in March 2002, the Compensation Committee approved a $1,000,000 bridge loan to Ms. Norrington in connection with the purchase of her new residence close to Intuit’s corporate offices. The interest rate on the note was 3.18%. The loan was secured by Ms. Norrington’s personal residence. The most principal Ms. Norrington owed under the loan since the beginning of fiscal 2003 was $1,000,000. In accordance with the loan’s terms, Ms. Norrington repaid all accrued interest, which was $10,070, and the full $1,000,000 of principal that became due under the bridge loan on September 30, 2002.

In October 2000, the Compensation Committee approved a loan to Richard W. Ihrie, Intuit’s Senior Vice President and Chief Technology Officer, in connection with his purchase of a home close to Intuit’s corporate offices. The principal amount of the loan is $1,800,000 and the interest rate is 4.09% per year. Annual interest payments are due on August 1, beginning in 2001. In accordance with Mr. Ihrie’s offer letter, Intuit forgave the first interest payment of $78,156 that otherwise would have been due on August 1, 2001. Mr. Ihrie paid the second interest payment of $81,638. The entire loan balance becomes due and payable 10 days following Mr. Ihrie’s termination for any reason other than death or permanent disability (in which event Mr. Ihrie would have 180 days to repay the loan), but in no event later than November 24, 2010. The most principal Mr. Ihrie owed under the loan since the beginning of fiscal 2003 was $1,800,000. As of September 2, 2003, the outstanding principal balance on this loan was $1,700,000, reflecting a $100,000 prepayment made in August 2003.

In September 2000, Intuit loaned Dennis Adsit, now a Senior Vice President of Intuit, $1,030,500 in connection with his relocation to California at the time he joined Intuit. Mr. Adsit is required to make annual interest payments under the loan each September, beginning in 2001. Mr. Adsit has a relocation benefits agreement with Intuit under which Mr. Adsit’s obligation to pay interest under the note is reduced by 5% for the first year, 4% for the second year, 3% for the third year, 2% for the fourth year and 1% for the fifth year. The loan has a 4.09% interest rate that is subject to the interest reduction provisions of the relocation benefits agreement. The entire loan balance becomes due and payable on the earliest to occur of September 29, 2010, 10 days following Mr. Adsit’s termination for reasons other than death or permanent disability, or 90 days following Mr. Adsit’s termination due to his death or permanent disability. As of September 2, 2003, the outstanding balance on this loan was $1,030,500, which is the most principal Mr. Adsit owed under the loan since the beginning of fiscal 2002.

In April 2002, the Compensation Committee approved the amendment and restatement of a note to Mr. Allanson as a maximum ten-year mortgage in the principal amount of $1,044,000 at an interest rate of 5.54% per year. The loan is secured by Mr. Allanson’s residence. Annual interest payments are due on September 30, beginning in 2002. The entire loan balance becomes due and payable on the earliest to occur of April 30, 2012, 30 days from the date of his death or permanent disability or ten days from the date of his retirement or termination. As of September 2, 2003, the outstanding principal balance on this loan was $1,044,000, which is the most principal Mr. Allanson owed under the loan since the beginning of fiscal 2003.

In March 1999, Brooks Fisher, now a Vice President of Intuit, was extended a $200,000 loan in connection with the purchase of residential property. During fiscal year 2003, interest accrued at 2.71%. Annual payments of $40,000 toward principal plus any accrued interest were due on each March 23, beginning in 2000. Mr. Fisher repaid the loan in full on September 30, 2002.

Other Related Party Transactions

Intuit holds a $1,066,400 full recourse promissory note from Mr. Bennett. Intuit lent Mr. Bennett these funds to cover his tax liability due to the vesting of a total of 75,000 shares under his January 2000 225,000 restricted stock award. The note is full recourse and is secured by the 75,000 shares of Intuit stock worth $3,234,750 valued at the closing stock price of $43.13 on July 31, 2003. Interest accrues at the rate of 2.72% per annum, compounded semiannually and is due each February. The entire loan balance becomes due and payable on the earliest to occur of the sale or other transfer of any of the 75,000 shares, 90 days following Mr. Bennett’s resignation or termination for cause, two years following Mr. Bennett’s termination for any other reason or February 19, 2005. As of September 2, 2003, the outstanding principal balance on the loan was $1,066,400, which was the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2003.

On March 27, 2003, the date that Mr. Bennett vested in an additional 37,500 shares under his new-hire restricted stock award made to him in January 2000, Intuit repurchased 17,532 of the shares that had vested on that date to enable Mr. Bennett to satisfy his federal and state tax withholding obligations resulting from the vesting of the shares. Intuit repurchased the shares at $39.02 per share, the closing price of Intuit’s stock on The Nasdaq Stock Market on March 27, 2003, for an aggregate amount of $694,098, all of which was transmitted to the taxing authorities.

In fiscal 2003, Intuit required Dennis Adsit, one of our senior vice presidents, to relocate from Tucson, Arizona to our headquarters in Mountain View, California. Mr. Adsit became eligible for benefits under Intuit’s relocation policy, including reimbursement of closing costs on the sale of his Tucson residence. In August 2003, Intuit’s third-party relocation management vendor purchased Mr. Adsit’s residence from him for the price that a qualified third-party buyer had offered to pay, and which was supported by independent appraisals of the home’s then current market value. When the sale to the third-party buyer was not consummated, the relocation management vendor put the home on the market again for sale. Under the terms of its policy and Intuit’s contract with a relocation management vendor, Intuit is responsible for carrying costs that the relocation vendor incurs in connection with selling this property, and if the property sells for less than the price the vendor paid Mr. Adsit for the home, Intuit must pay the difference to the vendor. In September 2003, Intuit paid the vendor $81,500 (10% of the purchase price the vendor paid for the home) to be credited towards carrying costs as required by Intuit’s contract with the vendor. When the home is resold, the vendor will provide Intuit with an accounting of any charges or credit due Intuit. In addition, in connection with his sale of the residence to the vendor, Mr. Adsit’s December 2001 loan from Intuit, in the amount of $75,000 with a maximum five-year term accruing interest at the rate of 3.93% per year, which had been secured by Mr. Adsit’s Tucson residence, was repaid in full. The amount repaid was $77,063; the greatest amount of principal Mr. Adsit owed under this loan since the beginning of fiscal 2003 was $75,000.

STOCKHOLDER PROPOSALS

Under SEC rules, any stockholder who intends to present a proposal at Intuit’s next Annual Meeting of Stockholders must submit the proposal, in writing, so that Intuit receives it at our principal executive offices by June 5, 2004 in order for the proposal to be included in our Proxy Statement and proxy for the 2004 meeting. Any stockholder who wishes to bring a proposal before next year’s Annual Meeting of Stockholders, but does not seek to include it in our proxy materials, must provide written notice of the proposal to Intuit’s Secretary, at our principal executive offices, between July 17, 2004 and August 16, 2004. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. The bylaws are also on file with the SEC. For most proposals that are not submitted for inclusion in next year’s proxy statement but are instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (1) we receive notice of the proposal between July 17, 2004 and August 16, 2004 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (2) we do not receive notice of the proposal prior to the close of business on August 19, 2004. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and don’t participate in electronic delivery of proxy materials will receive only one copy of our Annual Report, Proxy Statement and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards.

If you received a householded mailing this year, and you would like to have additional copies of our Annual Report and Proxy Statement mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-6000. Upon your request, we will promptly deliver a separate copy of our Annual Report and Proxy Statement. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call 1 (800) 542-1061 or send a written request to Investor Relations at the above address, and your request will be effective within 30 days.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Intuit’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2003.

OTHER MATTERS

Our Board of Directors does not currently intend to bring any other business before the Meeting and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, including consideration of a motion to adjourn or postpone the Meeting in order to, among other things, solicit additional proxies, the proxy holders will vote the proxies based on their judgment.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES EITHER

VIA THE INTERNET, BY PHONE, OR COMPLETE AND RETURN THE ENCLOSED PROXY CARD.

APPENDIX 1

INTUIT INC.

CHARTER OF THE

AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

September 16, 2003

A.     PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Intuit Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s financial accounting, reporting, and controls. The Committee’s principal functions are as follows:

•	Oversee the Company’s relationship with its independent auditors, including selecting, evaluating and setting the compensation of the independent auditors and overseeing the qualifications, independence and performance of the independent auditors.

•	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

•	Monitor the performance of the Company’s internal audit function.

The independent auditors shall report directly to the Committee.

In order to serve these functions, the Committee shall have direct access to Company personnel and documents, and shall have authority to conduct any investigation into any matters appropriate to fulfilling its responsibilities. The Committee may retain, at the Company’s expense, special legal, accounting or other consultants, experts and advisers of its choice that it deems necessary in the performance of its duties. The Company shall provide appropriate funding to the Committee, as determined by the Committee in its capacity as a committee of the Board, for payment of (1) compensation to the independent auditors for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee pursuant to this Charter, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or determine whether the Company’s financial statements are complete and prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

B.     MEMBERSHIP

Members of the Committee shall be appointed by the Board and may be removed by the Board in its sole discretion.

The Committee shall consist of at least three members of the Board. Each member shall be an “independent” Board member, as defined in the applicable rules and regulations of The Nasdaq Stock Market (the “Rules”). In addition, Committee membership shall comply with any applicable regulatory requirements governing Committee membership and qualifications (e.g., Securities and Exchange Commission (“SEC”) requirements and other requirements set forth in the Rules).

C.     RESPONSIBILITIES

The Committee shall have the following responsibilities, and it may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.	Responsibilities Relating to Independent Auditors

•	The Committee shall communicate with the Company’s independent auditors about the Company’s expectations regarding the relationship with the auditors, including the auditors’ ultimate accountability to the Board and the Committee.

•	The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditors. The Committee shall have the authority and responsibility to determine the compensation of and oversee the performance of, the independent auditors, and shall also resolve any disagreements between management and the independent auditors regarding financial reporting.

•	The Committee shall review the continuing independence of the independent auditors, including obtaining and reviewing, on at least an annual basis, a letter from the independent auditors delineating all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, actively engaging in a dialog with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and taking, or recommending to the Board, appropriate action to oversee the independence of the auditors.

•	The Committee shall establish a policy restricting hiring by the Company of employees of its current and former independent auditors.

•	The Committee shall review the general scope and plan for the independent auditors’ annual audit.

•	The Committee shall pre-approve, all services permitted by applicable law to be provided by the Company’s independent auditors to the Company and/or any of its subsidiaries. The Committee may establish pre-approval policies and procedures, as permitted by applicable law and the rules and regulations of the SEC, for the engagement of independent auditors to render services to the Company, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that the pre-approval decision is presented to the Committee at its next regularly scheduled meeting.

•	The Committee shall discuss with the independent auditors and the Company’s financial management the results of the annual audit, including comments or recommendations of the independent auditors outlined in the auditors’ annual management letter.

•	The Committee shall meet at least quarterly with the Company’s independent auditors, without members of management present.

2.	Responsibilities Relating to the Internal Audit Department

•	The Committee shall annually review the Company’s Internal Audit Department, including the proposed audit plans for the coming year. The Committee shall also annually assess the Company’s Internal Audit Department, including its independence from management and authority.

•	The Committee shall review significant reports prepared by the Internal Audit Department.

•	The Committee shall meet at least twice each year with the Company’s Internal Audit Department, without members of management present, to discuss any matters that the Committee deems necessary or advisable in connection with fulfilling its responsibilities.

3.     Review Procedures

•	In consultation with management, the independent auditors and the Internal Audit Department, the Committee shall consider the integrity of the accounting and financial reporting processes and controls of the Company. This consideration shall encompass (1) meeting periodically with the independent auditors, the internal auditors, and financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; and (2) reviewing significant findings prepared by the independent auditors and the internal auditors, together with management’s responses.

•	The Committee shall review, prior to releasing to the public, the type of financial information, and the presentation of that information, to be included in the Company’s annual earnings releases, as well as the annual financial statements to be included in the Company’s Form 10-Ks. This review shall include a discussion of the matters required to be addressed by SAS 61, including (1) discussions with management and the independent auditors concerning any significant issues regarding accounting principles, practices and judgments (including any changes in accounting principles), and (2) discussions with the independent auditors’ concerning their judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	The Committee shall perform similar reviews with respect to the Company’s Form 10-Qs and quarterly earnings press releases.

•	In connection with the Committee’s review of the quarterly and annual financial statements, the Committee shall discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

•	In connection with the Committee’s review of the annual financial statements, the Committee shall obtain and review a report from the independent auditors addressing: (1) all critical accounting policies and practices used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of each alternative and the treatment preferred by the independent auditors; and (3) other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall recommend to the Board whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (1) the Committee’s review and discussion with management of the annual financial statements, (2) the Committee’s discussion with the independent auditors of the matters required to be discussed by SAS 61, and (3) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

•	The Committee shall review and assess the adequacy of this Charter at least once annually and shall make recommendations to the Board where appropriate to amend this Charter.

•	The Committee shall review and approve any related party transaction (excluding transactions that are subject to review by the Compensation and Organizational Development Committee of the Board) that are brought to the Audit Committee’s attention pursuant to the Company’s codes of conduct and other policies. A “related party transaction” is as defined in Item 404 of Regulation S-K of the SEC, which governs disclosure of these types of transactions in public company reports.

4.     Other

•	The Committee shall establish procedures to receive and process complaints regarding accounting, internal accounting controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters, as may be required by applicable law.

•	The Committee shall annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

•	The Committee may perform any other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

D.     OTHER MATTERS

Meetings of the Committee shall be held from time to time as determined by the Board and/or the members of the Committee. The Committee will maintain written minutes of its meetings, which will be filed with the Company’s minute book along with the minutes of the meetings of the Board. The Committee shall regularly report to the Board on significant matters related to the Committee’s responsibilities.

reconciliation of pro forma financial measures
to most directly comparable GAAP measures

(In thousands, except per share amounts; unaudited)
	Pro Forma	Adjustments	GAAP

Fiscal 1999
Operating income	$124,799	$(89,848) [a]	$34,951
Operating margin	15.6%	-11.2% [a]	4.4%
Net income	$89,744	$296,820 [b]	$386,564
Diluted net income per share	$0.45	$1.48 [b]	$1.93
Fiscal 2000
Operating income	$170,937	$(158,523) [c]	$12,414
Operating margin	17.4%	-16.1% [c]	1.3%
Net income	$144,958	$160,703[d]	$305,661
Diluted net income per share	$0.69	$0.76[d]	$1.45
Fiscal 2001
Operating income (loss)	$181,635	$(262,993) [e]	$(81,358)
Operating margin	16.6%	-24.0% [e]	-7.4%
Net income (loss)	$157,890	$(240,683) [f]	$(82,793)
Diluted net income per share	$0.73	$(1.13) [f]	$(0.40)
Fiscal 2002
Operating income	$273,475	$(222,975) [g]	$50,500
Operating margin	20.8%	-17.0% [g]	3.8%
Net income	$201,503	$(61,343) [h]	$140,160
Diluted net income per share	$0.92	$(0.28) [h]	$0.64
Fiscal 2003
Operating income	$399,834	$(56,602) [i]	$343,232
Operating margin	24.2%	-3.4% [i]	20.8%
Net income	$293,814	$49,220 [j]	$343,034
Diluted net income per share	$1.39	$0.24 [j]	$1.63

[a]	Pro forma operating income reflects adjustments for amortization of purchased software of $5.3 million and amortization of goodwill and purchased intangible assets of $84.6 million.

[b]	Pro forma net income reflects the adjustments in item [a] and adjustments for net gains on marketable securities of $579.2 million, net loss from discontinued operations of $2.2 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.48 per diluted share adjustment for the twelve months ended July 31, 1999.

[c]	Pro forma operating income reflects adjustments for amortization of purchased software of $7.0 million, amortization of goodwill and purchased intangible assets of $150.2 million and a charge for purchased research and development of $1.3 million.

[d]	Pro forma net income reflects the adjustments in item [c] and adjustments for net gains on marketable securities of $481.1 million, net loss from discontinued operations of $20.0 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.76 per diluted share adjustment for the twelve months ended July 31, 2000.

[e]	Pro forma operating income reflects adjustments for amortization of purchased software of $14.9 million, amortization of goodwill and purchased intangible assets of $247.8 million and a charge for purchased research and development of $0.2 million.

[f]	Pro forma net income reflects the adjustments in item [e] and adjustments for net losses on marketable securities of $98.1 million, net loss on divestiture of businesses of $15.3 million, net income from discontinued operations of $27.5 million, the cumulative effect of an accounting change of $14.3 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $1.13 per diluted share adjustment for the twelve months ended July 31, 2001.

[g]	Pro forma operating income reflects adjustments for amortization of purchased software of $12.4 million, amortization of goodwill and purchased intangible assets of $181.4 million, a charge for purchased research and development of $2.2 million and a loss on impairment of long-lived asset of $27.0 million.

[h]	Pro forma net income reflects the adjustments in item [g] and adjustments for net losses on marketable securities of $15.5 million, gain on divestiture of business of $8.3 million, net income from discontinued operations of $86.5 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.28 per diluted share adjustment for the twelve months ended July 31, 2002.

[i]	Pro forma operating income reflects adjustments for amortization of purchased software of $13.8 million, amortization of purchased intangible assets of $33.9 million and a charge for purchased research and development of $8.9 million.

[j]	Pro form net income reflects the adjustments in item [i] and adjustments for net gains on marketable securities of $10.9 million, net income from discontinued operations of $79.8 million and the tax effect of these adjustments. These pro forma adjustments resulted in a $0.24 per diluted share adjustment for the twelve months ended July 31, 2003.

INTUIT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 30, 2003

The undersigned hereby appoints Stephen M. Bennett and Robert B. Henske, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. P.S.T. on October 30, 2003, at Intuit’s offices at 2550 Garcia Avenue, Mountain View, California, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

INTUIT INC.
2550 GARCIA AVENUE
MOUNTAIN VIEW, CA 94043

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Intuit, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

Please date, sign and mail your

proxy card back as soon as possible!
Annual Meeting of Stockholders
INTUIT INC.
October 30, 2003
— Please detach and Mail in the Envelope Provided —

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

INTUIT             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUIT INC.

The Board of Directors recommends that you vote FOR the election of all nominees for election to the Board of Directors and FOR proposals 2 and 3.
1.	ELECTION OF DIRECTORS. Nominees:
	01) Stephen M. Bennett 02) Christopher W. Brody 03) William V. Campbell 04) Scott D. Cook	05) L. John Doerr 06) Donna L. Dubinsky 07) Michael R. Hallman 08) Stratton D. Sclavos	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals		For	Against	Abstain
2.	Approve the amendment of the Intuit Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock available under the plan by 500,000 shares (from 4,900,000 to 5,400,000 shares).	☐	☐	☐

3.	Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2004.	☐	☐	☐

4.	Transact any other business that is properly presented at the Meeting or any adjournment or postponement of the Meeting.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature (PLEASE SIGN WITHIN BOX) Date Signature (PLEASE SIGN WITHIN BOX) Date